EXHIBIT 7
Consolidated Report of Condition of
Wells Fargo Bank National Association
of 101 North Phillips Avenue, Sioux Falls, SD 57104
And Foreign and Domestic Subsidiaries,
at the close of business March 31, 2010, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$16,410
Interest-bearing balances		44,873
Securities:
Held-to-maturity securities		0
Available-for-sale securities		140,265
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		1,091
Securities purchased under agreements to resell		3,199
Loans and lease financing receivables:
Loans and leases held for sale		25,990
Loans and leases, net of unearned income	706,137
LESS: Allowance for loan and lease losses	21,371
Loans and leases, net of unearned income and allowance		684,766
Trading Assets		29,567
Premises and fixed assets (including capitalized leases)		8,244
Other real estate owned		3,758
Investments in unconsolidated subsidiaries and associated companies		536
Direct and indirect investments in real estate ventures		121
Intangible assets
Goodwill		21,238
Other intangible assets		28,750
Other assets		57,082

Total assets		$1,065,890

LIABILITIES
Deposits:
In domestic offices		$718,242
Noninterest-bearing	150,608
Interest-bearing	567,634
In foreign offices, Edge and Agreement subsidiaries, and IBFs		85,329
Noninterest-bearing	1,397
Interest-bearing	83,932
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		5,562
Securities sold under agreements to repurchase		14,003

Dollar Amounts
In Millions

Trading liabilities	10,396
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	55,783
Subordinated notes and debentures	21,583
Other liabilities	28,269

Total liabilities	$939,167

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	98,967
Retained earnings	21,137
Accumulated other comprehensive income	4,440
Other equity capital components	0

Total bank equity capital	125,064
Noncontrolling (minority) interests in consolidated subsidiaries	1,659

Total equity capital	126,723

Total liabilities, and equity capital	$1,065,890

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.
Howard I. Atkins
EVP & CFO
We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.
John Stumpf                                Directors
Carrie Tolstedt
Michael Loughlin